Exhibit 99.1

NEWS RELEASE

ICF Reports Third Quarter 2021 Results

Third Quarter Highlights:

•	Total Revenue Was $394 Million, up 9%; Service Revenue¹ Increased 4% to $276 Million
•	Diluted EPS Increased 14% to $1.07, Inclusive of $0.14 in Special Charges
•	Non-GAAP EPS¹ Increased 20% to $1.32
•	Adjusted EBITDA Margin on Service Revenue¹ Was 15.9%, up 160 Basis Points
•	Contract Awards of $604 Million; TTM Contract Awards Were $2.1 Billion for a Book-to-Bill Ratio of 1.33

—Increases GAAP EPS and Non-GAAP EPS Guidance for Full Year 2021 and Operating Cash Flow Guidance to $110 Million—

—Substantial Backlog and Record Business Development Pipeline Support Continued Growth in 2022—

—Announces Acquisition of ESAC, an Innovative Provider of Advanced Public Health Technology Solutions—

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.—November 2, 2021 -- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the third quarter ended September 30, 2021.

Commenting on the results, John Wasson, chairman and chief executive officer, said, “We continued to deliver strong results in the third quarter, led by double-digit growth in revenue from government clients and the steady growth of commercial energy. Similarly, year-to-date growth in these client categories has been robust, with government up 14% and commercial energy up 8.7%, representing 88% of nine-month revenue in the aggregate.

“ICF’s year-to-date 7.1% increase in service revenue demonstrates how well our domain expertise and qualifications are aligned with market demand. This performance reflects the combined strength of our growth markets, including IT modernization, public health and disaster management, which together with our climate, environmental consulting and utility programs continued to drive positive revenue comparisons for both the third quarter and nine-month periods.

“Operating income increased 14.2% in the third quarter, benefitting from higher utilization, the timing of energy efficiency incentive fees, lower depreciation and amortization expense and reduced facility-related costs. Although certain operating expense items will increase in future periods in tandem with the return of pre-pandemic activities, we believe that ICF’s diversified business model will continue to yield operating leverage.

“We are very pleased with the pace of our contract awards, which at $604 million represented a 1.5 book-to-bill ratio for the third quarter, and approximately two-thirds of the $1.6 billion in contract wins in the first nine months related to the capture of new business.

“Today we announced the acquisition of ESAC, also known as Enterprise Science and Computing, a highly specialized 40-person firm with advanced health analytics and bioinformatics capabilities that will expand ICF’s services at existing federal government clients in the public health arena. ESAC has contracts with the Centers for Medicare and Medicaid Services, the Department of Veterans Affairs and other federal agencies, in addition to its roster of academic, federally funded research centers and private organizations. Importantly, ESAC is an excellent cultural fit with ICF, bringing deep expertise at the juncture of biomedical science and technology and the strong commitment of its people to improve all aspects of human health,” Mr. Wasson said.

Third Quarter 2021 Results

Third quarter 2021 total revenue was $394.1 million, an increase of 9.4% from the $360.3 million reported in the third quarter of 2020. Service revenue increased 4.1% year-over-year to $275.6 million, from $264.7 million. Net income amounted to $20.4 million in the third quarter, and diluted EPS was $1.07 per share, increases of 14.1% and 13.8%, respectively, over net income of $17.9 million, or $0.94 per diluted share, reported last year.

Non-GAAP EPS was $1.32 per share, an increase of 19.5% over the $1.10 per share reported in the year-ago quarter. EBITDA¹ was $39.9 million, 8.2% ahead of the $36.9 million reported in the third quarter of 2020. Adjusted EBITDA¹ was $43.8 million, compared to $37.8 million reported in the comparable quarter of 2020. Third quarter 2021 adjusted EBITDA margin on service revenue was 15.9%, representing a 160-basis point increase from the 14.3% reported in the 2020 third quarter, reflecting the timing of energy efficiency incentive fees, strong program execution, higher utilization and lower indirect expenses as a percentage of revenue.

Backlog and New Business Awards

Total backlog was $3.1 billion at the end of the third quarter of 2021. Funded backlog was $1.7 billion, or approximately 55% of the total backlog. The total value of contracts awarded in the 2021 third quarter was $604 million for a quarterly book-to-bill ratio of 1.53. Trailing-twelve-month contract awards totaled $2.12 billion for a book-to-bill ratio of 1.33.

Government Revenue Third Quarter 2021 Highlights

Revenue from government clients was $285.9 million, up 16.1% year-over-year.

•	U.S. federal government revenue was $195.1 million, 11.4% above the $175.1 million reported in the year-ago quarter. Federal government revenue remained constant year-on-year at 49% of total revenue.

•

U.S. state and local government revenue increased 15.1% to $58.5 million, from $50.8 million in the year-ago quarter. State and local government clients represented 15% of total revenue, compared to 14% in the third quarter of 2020.

•

International government revenue increased to $32.2 million, from $20.2 million in the year-ago quarter, inclusive of a short-term project with significant pass-through revenue. International government revenue accounted for 8% of total revenue, compared to 5% in the third quarter of 2020.

Key Government Contracts Awarded in the Third Quarter 2021

ICF was awarded more than 200 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of over $525 million. Notable awards won in the third quarter 2021 included:

Public Health

•

A new $69.1 million task order with the U.S. Agency for International Development's Bureau for Resilience and Food Security to support the collection and use of high-quality population-based survey data in various countries.

•

Three recompete contracts with a combined value of $35.2 million with the U.S. Centers for Disease Control and Prevention (CDC) to provide health surveillance, digital transformation, data management, technical assistance and communications services to its programs.

•	A recompete contract with a value of $31.4 million with the CDC to provide development, operations and maintenance support to the agency’s nationwide syndromic surveillance platform, BioSense.
•

A recompete contract with a value of $17.4 million with the National Institutes of Health’s National Center for Advancing Translational Sciences to continue to develop and disseminate information for its Genetic and Rare Diseases Program, including expert genetic and rare disease support for individual inquiries and content curation.

•

A new contract with a value of $7.9 million with the health department of a U.S. state to provide program management services to support the department’s $1.7 billion in COVID-19 grant funding received from the federal government.

Disaster Management

•	A new contract with a value of $22.1 million with the Government of Puerto Rico's Department of Housing to implement its City Revitalization Program for 78 municipalities and eligible organizations.
•	A new contract with a value of $6.7 million with the State of California’s Department of Housing and Community Development to help the state provide COVID relief services to vulnerable populations.

IT Modernization

•	A task order with a value of $8.9 million with the U.S. Department of Labor to continue to provide services to modernize unemployment insurance systems under the American Rescue Plan Act.
•

A contract extension and four contract modifications with a combined value of $7.8 million to continue to provide ServiceNow application development support for the U.S. Centers for Medicare and Medicaid Services.

Environment and Energy

•

A new contract with a ceiling of $30.0 million with the San Francisco Bay Area Rapid Transit District (BART) to provide environmental services to support a major infrastructure expansion to its passenger rail network.

•

A recompete contract with a ceiling of $16.0 million with the U.S. Environmental Protection Agency (EPA) Office of Transportation and Air Quality to perform analysis of mobile source emissions and emissions controls.

•

A follow-on task order with a value of $12.6 million with EPA to continue supporting the Commercial and Industrial Branch of the agency’s ENERGY STAR® program, helping organizations improve the energy performance of their buildings and plants.

Training and Technical Assistance

•

A new contract with a value of $20.0 million with the U.S. Department of Justice to deliver training and technical assistance support to the Bureau of Justice Assistance National Training and Technical Assistance Center in its efforts to bring overall improvements to the criminal justice system.

•	Three technical assistance agreements with a total value of $24 million to support the U.S. Department of Health and Human Services’ Administration for Children and Families programs.

Commercial Revenue Third Quarter 2021 Highlights

Commercial revenue was $108.2 million, compared to $114.2 million in the year-ago quarter, reflecting the completion of a large marketing services contract at the end of last year.

•	Commercial revenue accounted for 28% of total revenue compared to 32% of total revenue in the 2020 third quarter.
•	Energy markets, which include energy efficiency programs, represented 57% of commercial revenue. Marketing services accounted for 32% of commercial revenue.

Key Commercial Contracts Awarded in the Third Quarter 2021

ICF was awarded almost 600 commercial projects globally during the quarter including:

Energy Markets

•

A new contract to help California investor-owned utilities identify and research new natural gas energy efficiency technologies and develop strategies to drive increased adoption in the marketplace, under the California Statewide Gas Emerging Technologies Program.

•	A new contract with a Mid-Atlantic U.S. utility to provide energy efficient solutions for existing homes, moderate-income weatherization and multifamily buildings within its territory.
•	Two new contracts and four contract modifications to support a Midwestern U.S. utility’s energy efficiency programs.
•	A new contract with a Southwestern U.S. utility to support its small business energy efficiency program.

Marketing Services

•

A contract extension with the California State Lottery to continue to provide design, development and deployment services for its public-facing website and backend infrastructure, as well as 24/7 operational support.

•	A new contract with a U.S. beverage producer to provide public relations planning services.
•	A new contract with a regional U.S. health insurer to provide integrated marketing services for its Medicare campaign.

Dividend Declaration

On November 2, 2021, ICF declared a quarterly cash dividend of $0.14 per share, payable on January 12, 2022, to shareholders of record on December 10, 2021.

Summary and Outlook

“ICF’s year-to-date performance has set the stage for 2021 to be a year of substantial growth and has led us to increase our guidance ranges for full year GAAP EPS and Non-GAAP EPS. The revised ranges of $4.05 to $4.25 for GAAP EPS and $4.70 to $4.90 for Non-GAAP EPS represent year-on-year growth of 44.6% and 15.1%, respectively, at the midpoints. EBITDA is expected to be at the high end of the range or slightly above. The guidance ranges for total revenue and service revenue remain the same. As previously disclosed and referenced above, total revenue in this year’s fourth quarter will reflect a significant year-on-year reduction in pass-through revenues associated with the completion of the large commercial marketing contract in the 2020 fourth quarter. Conversely, we expect fourth quarter service revenue to be similar to third quarter levels, with growth in government and commercial energy client work more than offsetting lower comparisons in commercial marketing services, where activity has not recovered to pre-pandemic levels. Also, we are raising our full year operating cash flow guidance to $110 million from $100 million.

“In the first nine months of 2021, ICF derived over 60% of service revenue from work in key growth areas in which we expect growth rates, in the aggregate, to be at least 10% over the next several years. These areas include IT modernization, public health, disaster management and utility consulting as well as climate, environment and infrastructure, which align well with the current administration’s priorities and expected government funding, as well as with utility and other commercial energy spending trends. At the end of the third quarter, our business development pipeline was a record $7.3 billion, after winning over $600 million in new awards, and represented a diversified set of opportunities in areas in which ICF has built substantial expertise and experience. This robust pipeline together with our substantial backlog will support ICF’s continued growth in 2022 and beyond.

“Underpinning the strength of these forward-looking metrics is the ICF culture, which has attracted an exceptional group of people dedicated to making a difference by bringing together subject matter expertise with a broad range of cross-cutting skills that enable us to deliver positive results for our clients. We have accelerated our investments in recruitment and retention to ensure that ICF has the top talent to support our future growth, which is especially important in today’s business environment.

“ICF works every day to demonstrate its commitment to carbon neutrality, diversity, social justice and equality. We encourage you to visit our website to learn more about how ICF addresses its environmental, social and governance responsibilities,” Mr. Wasson concluded.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 7,500 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients' operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenue	$394,060	$360,315	$1,165,063	$1,072,540
Direct costs	254,175	223,288	732,903	677,311
Operating costs and expenses:
Indirect and selling expenses	99,940	100,123	316,100	302,649
Depreciation and amortization	4,665	5,143	14,663	15,386
Amortization of intangible assets	3,015	3,511	9,049	9,843
Total operating costs and expenses	107,620	108,777	339,812	327,878

Operating income	32,265	28,250	92,348	67,351
Interest expense	(2,550)	(3,488)	(7,845)	(10,921)
Other income (expense)	81	(223)	(382)	316
Income before income taxes	29,796	24,539	84,121	56,746
Provision for income taxes	9,406	6,668	25,068	14,607
Net income	$20,390	$17,871	$59,053	$42,139

Earnings per Share:
Basic	$1.08	$0.95	$3.13	$2.24
Diluted	$1.07	$0.94	$3.10	$2.20

Weighted-average Shares:
Basic	18,865	18,853	18,864	18,841
Diluted	19,061	19,086	19,077	19,111

Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42

Other comprehensive (loss) income, net of tax	(1,971)	3,671	1,241	(7,616)
Comprehensive income, net of tax	$18,419	$21,542	$60,294	$34,523

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Reconciliation of Service Revenue
Revenue	$394,060	$360,315	$1,165,063	$1,072,540
Subcontractor and other direct costs (3)	(118,471)	(95,592)	(328,522)	(291,217)
Service revenue	$275,589	$264,723	$836,541	$781,323

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$20,390	$17,871	$59,053	$42,139
Other (income) expense	(81)	223	382	(316)
Interest expense	2,550	3,488	7,845	10,921
Provision for income taxes	9,406	6,668	25,068	14,607
Depreciation and amortization	7,680	8,654	23,712	25,229
EBITDA	39,945	36,904	116,060	92,580
Adjustment related to impairment of long-lived assets (4)	35	—	338	—
Special charges related to acquisitions (5)	3,261	11	3,410	1,953
Special charges related to severance for staff realignment (6)	335	847	1,144	3,695
Special charges related to facilities consolidations and office closures (7)	—	—	139	—
Special charges related to retirement of the former Executive Chair (8)	254	—	478	—
Total special charges	3,885	858	5,509	5,648
Adjusted EBITDA	$43,830	$37,762	$121,569	$98,228

EBITDA Margin Percent on Revenue (9)	10.1%	10.2%	10.0%	8.6%
EBITDA Margin Percent on Service Revenue (9)	14.5%	13.9%	13.9%	11.8%
Adjusted EBITDA Margin Percent on Revenue (9)	11.1%	10.5%	10.4%	9.2%
Adjusted EBITDA Margin Percent on Service Revenue (9)	15.9%	14.3%	14.5%	12.6%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$1.07	$0.94	$3.10	$2.20
Adjustment related to impairment of long-lived assets	—	—	0.02	—
Special charges related to acquisitions	0.17	—	0.18	0.10
Special charges related to severance for staff realignment	0.02	0.04	0.06	0.19
Special charges related to facilities consolidations and office closures	—	—	0.01	—
Special charges related to retirement of the former Executive Chair	0.01	—	0.03	—
Amortization of intangibles	0.16	0.18	0.47	0.52
Income tax effects (10)	(0.11)	(0.06)	(0.23)	(0.20)
Non-GAAP EPS	$1.32	$1.10	$3.64	$2.81

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and other direct costs is direct costs excluding direct labor and fringe costs.

(4) Adjustment related to impairment of long-lived assets: We recognized impairment expense of $0.3 million in the first quarter of 2021 related to impairment of a right-of-use lease asset.

(5) Special charges related to acquisitions: These costs consist primarily of consultants and other outside third-party costs and integration costs associated with an acquisition and/or a potential acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers, groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization or, to the extent that the costs are not included in the previous two categories, involuntary employee termination benefits for employees who have been terminated as a result of COVID-19.

(7) Special charges related to facilities consolidations and office closures:  These costs are exit costs or gains associated with office lease contraction, terminated office leases, or full office closures. The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.

(8) Special charges related to retirement of the former Executive Chair: As a result of the employment agreement, the departing officer was able to maintain certain equity awards beyond his date of employment. The 2019 and 2020 equity awards held by the former Executive Chair were updated for a change in the performance factor.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 31.6% and 27.2% for the three months ended September 30, 2021 and 2020, respectively, and 29.8% and 25.7% for the nine months ended September 30, 2021 and 2020, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$7,883	$13,841
Restricted cash	34,419	68,146
Contract receivables, net	215,323	222,850
Contract assets	154,804	143,369
Prepaid expenses and other assets	31,109	25,492
Income tax receivable	4,999	1,977
Total Current Assets	448,537	475,675
Property and Equipment, net	51,602	62,434
Other Assets:
Goodwill	909,226	909,913
Other intangible assets, net	50,816	59,887
Operating lease - right-of-use assets	103,923	127,132
Other assets	41,509	32,249
Total Assets	$1,605,613	$1,667,290

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$10,000	$10,000
Accounts payable	96,644	91,365
Contract liabilities	38,108	42,050
Operating lease liabilities - current	35,418	23,350
Accrued salaries and benefits	89,790	80,512
Accrued subcontractors and other direct costs	41,782	78,842
Accrued expenses and other current liabilities	70,435	100,908
Total Current Liabilities	382,177	427,027
Long-term Liabilities:
Long-term debt	269,732	303,214
Operating lease liabilities - non-current	87,532	115,614
Deferred income taxes	39,202	34,330
Other long-term liabilities	36,418	40,144
Total Liabilities	815,061	920,329

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 23,497,782 and 23,305,255 shares issued at September 30, 2021 and December 31, 2020, respectively; 18,869,892 and 18,909,983 shares outstanding at September 30, 2021 and December 31, 2020, respectively	23	23
Additional paid-in capital	380,215	369,058
Retained earnings	639,862	588,731
Treasury stock, 4,627,890 and 4,395,272 shares at September 30, 2021 and December 31, 2020, respectively	(216,683)	(196,745)
Accumulated other comprehensive loss	(12,865)	(14,106)
Total Stockholders’ Equity	790,552	746,961
Total Liabilities and Stockholders’ Equity	$1,605,613	$1,667,290

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(in thousands)	2021	2020
Cash Flows from Operating Activities
Net income	$59,053	$42,139
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	11,324	1,517
Deferred income taxes	4,062	7,838
Non-cash equity compensation	9,756	9,472
Depreciation and amortization	23,712	25,229
Non-cash lease expense	(4,743)	(1,540)
Facilities consolidation reserve	(225)	(214)
Amortization of debt issuance costs	463	557
Impairment of long-lived assets	339	—
Other adjustments, net	1,818	(738)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(16,381)	2,842
Contract receivables	(6,688)	49,428
Prepaid expenses and other assets	(9,224)	1,084
Accounts payable	5,653	(65,044)
Accrued salaries and benefits	10,377	29,418
Accrued subcontractors and other direct costs	(36,436)	(7,622)
Accrued expenses and other current liabilities	17,002	(9,107)
Income tax receivable and payable	(3,490)	(4,380)
Other liabilities	(1,609)	14,292
Net Cash Provided by Operating Activities	64,763	95,171

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(12,279)	(12,910)
Payments for business acquisitions, net of cash acquired	—	(253,090)
Net Cash Used in Investing Activities	(12,279)	(266,000)

Cash Flows from Financing Activities
Advances from working capital facilities	559,830	946,201
Payments on working capital facilities	(593,775)	(736,645)
Payments on capital expenditure obligations	—	(1,712)
Receipt of restricted contract funds	194,504	—
Payment of restricted contract funds	(227,700)	—
Debt issue costs	—	(2,093)
Proceeds from exercise of options	2,773	37
Dividends paid	(7,923)	(7,910)
Net payments for stock issuances and buybacks	(18,695)	(23,247)
Payments on business acquisition liabilities	(682)	(1,924)
Net Cash (Used in) Provided by Financing Activities	(91,668)	172,707
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(501)	(123)

(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(39,685)	1,755
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	81,987	6,482
Cash, Cash Equivalents, and Restricted Cash, End of Period	$42,302	$8,237

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$7,882	$11,331
Income taxes	$25,062	$11,138
Non-cash investing and financing transactions:
Tenant improvements funded by lessor	$—	$2,207

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Energy, environment, and infrastructure	40%	41%	42%	42%
Health, education, and social programs	46%	44%	44%	43%
Safety and security	7%	8%	7%	8%
Consumer and financial services	7%	7%	7%	7%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
U.S. federal government	49%	49%	48%	47%
U.S. state and local government	15%	14%	15%	16%
International government	8%	5%	9%	5%
Government	72%	68%	72%	68%
Commercial	28%	32%	28%	32%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Time-and-materials	40%	47%	41%	47%
Fixed-price	42%	37%	41%	37%
Cost-based	18%	16%	18%	16%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassifications.